Exhibit 99.1 FOR IMMEDIATE RELEASE

Green Plains Appoints Ann Reis as Chief Financial Officer

OMAHA, Neb. January 5, 2026 - Green Plains Inc. (NASDAQ: GPRE) today announced the appointment of Ann Reis as Chief Financial Officer, effective January 6, 2026. In this role, Reis will lead the finance organization and partner with senior leadership to advance Green Plains long-term strategic and financial objectives.

“Ann brings deep financial leadership, industry experience, and operations expertise to drive Green Plains’ continued focus on measurement-driven results and operational excellence,” said Chris Osowski, President and Chief Executive Officer. “Her collaborative approach to leadership and strategic insight position her well to support our long-term growth strategy.”

Reis joins Green Plains from Southwest Iowa Renewable Energy (SIRE), where she served as CFO, Chief Accounting Officer, and Assistant Secretary of the Board of Directors. She has more than 20 years of experience across agribusiness, energy, and financial services, including leadership roles at Lincoln Financial Group and ConAgra Foods. A Nebraska native, she holds a Bachelor of Arts from the University of Nebraska-Lincoln and a Master of Science in Accounting from the University of Toledo. Reis is also an active member of several renewable fuel boards.

Phil Boggs, who has served in multiple finance leadership roles over the past sixteen years, will depart the Company on January 5, 2026. “We thank Phil for his many years of dedication and service to Green Plains,” said Osowski. “We wish him all the best in his future endeavors.”

About Green Plains Inc.
Green Plains Inc. (NASDAQ:GPRE) is a leading biorefining company driving the transition to a low-carbon economy through the production of renewable fuels and sustainable, high-impact ingredients. Leveraging agricultural, biological, and fermentation expertise, the company transforms renewable crops into low-carbon energy and feedstocks. Green Plains is a leader in low-carbon intensity (CI) biofuels production and continues to explore opportunities to expand its output. With a strong commitment to innovation and operational excellence, Green Plains is delivering long-term value to stakeholders. For more information, visit www.gpreinc.com.

Green Plains Inc. Contacts
Investors: Will Joekel, CFA | Vice President and Treasurer | 402.952.4946 | will.joekel@gpreinc.com
Media: 402.884.8700 | media@gpreinc.com
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